Exhibit 99.1
Coca-Cola Reports Fourth Quarter and Full Year 2025 Results

Global Unit Case Volume Grew 1% for the Quarter and was Even for the Full Year

Net Revenues Grew 2% for the Quarter and 2% for the Full Year;
Organic Revenues (Non-GAAP) Grew 5% for the Quarter and 5% for the Full Year

Operating Income Declined 32% for the Quarter and Grew 38% for the Full Year;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 13% for the Quarter and
13% for the Full Year

Fourth Quarter EPS Grew 4% to $0.53; Comparable EPS (Non-GAAP) Grew 6% to $0.58;
Full Year EPS Grew 23% to $3.04; Comparable EPS (Non-GAAP) Grew 4% to $3.00

Cash Flow from Operations was $7.4 Billion for the Full Year;
Free Cash Flow (Non-GAAP) was $5.3 Billion for the Full Year;
Free Cash Flow Excluding the fairlife Contingent Consideration Payment (Non-GAAP) was $11.4 Billion for the Full Year

Company Provides 2026 Financial Outlook

ATLANTA, Feb. 10, 2026 – The Coca-Cola Company today reported fourth quarter and full year 2025 results. “I’m encouraged by our performance in 2025 which showed both the resilience and momentum that define our business,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Looking ahead, we will focus on executing our strategy even better and positioning our system for long-term success.”

Highlights

Quarterly/Full Year Performance
•Revenues: For the quarter, net revenues grew 2% to $11.8 billion, and organic revenues (non-GAAP) grew 5%, driven by a 4% increase in concentrate sales and 1% growth in price/mix. Concentrate sales were 3 points ahead of unit case volume, driven by the timing of concentrate shipments and one additional day. For the full year, net revenues grew 2% to $47.9 billion, and organic revenues (non-GAAP) grew 5%, driven by 4% growth in price/mix and a 1% increase in concentrate sales. Concentrate sales were 1 point ahead of unit case volume due to the timing of concentrate shipments.
•Operating margin: For the quarter, operating margin was 15.6% versus 23.5% in the prior year, and comparable operating margin (non-GAAP) was 24.4% versus 24.0% in the prior year. For the full year, operating margin was 28.7% versus 21.2% in the prior year, while comparable operating margin (non-GAAP) was 31.2% versus 30.0% in the prior year. For the quarter, operating margin performance included items impacting comparability, including a non-cash impairment charge of $960 million related to the BODYARMOR trademark, as well as currency headwinds. For the full year, operating margin performance included items impacting comparability and currency headwinds. For both the quarter and the full year, comparable operating margin (non-GAAP) expansion was driven by organic revenue (non-GAAP) growth and effective cost management, partially offset by currency headwinds.
•Earnings per share: For the quarter, EPS grew 4% to $0.53, while comparable EPS (non-GAAP) grew 6% to $0.58. EPS performance included the impact of a 9-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of a 5-point currency headwind. For the full year, EPS grew 23% to $3.04, while comparable EPS (non-GAAP) grew 4% to $3.00. EPS performance included the impact of an 8-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of a 5-point currency headwind.
•Market share: For both the quarter and the full year, the company gained value share in total nonalcoholic ready-to-drink (“NARTD”) beverages.
•Cash flow: For the full year, cash flow from operations and free cash flow (non-GAAP) were $7.4 billion and $5.3 billion, respectively, which reflects $6.1 billion of the contingent consideration payment made during the first quarter in conjunction with the acquisition of fairlife, LLC (“fairlife”) in 2020 (“fairlife contingent consideration payment”). Free cash flow excluding the fairlife contingent consideration payment (non-GAAP) was $11.4 billion.

Company Updates
•Recruiting the next generation of consumers through compelling local marketing platforms: During the quarter, the company used integrated marketing campaigns to drive volume growth across multiple global beverage brands. The company continues to focus on consumer passion points and key drinking occasions, coupled with strong commercial execution from bottling partners. For example, Trademark Coca-Cola’s “Rings of Magic” platform engaged younger consumers across approximately 1,500 universities in eight key markets globally, strengthening the brand’s connection to students with local “Study Break” activations. Fanta Halloween, activated in approximately 50 markets, offered immersive local experiences like “The Haunted Fanta Factory,” a limited-time only product launch, five iconic horror-themed packaging designs and increased display and shelf space. Powerade’s integrated activations at local sporting events – such as the FIFA World Cup 2026 CONMEBOL Qualifiers in Latin America and Major League Soccer playoffs in North America – offered exclusive in-person and digital experiences. These marketing activations, along with bold innovations like Powerade Power Water and Powerade Sours, drove increased shelf space, leading to sports drinks gaining global value share.
•Adapting the company to drive enduring growth: To deepen market intimacy, unlock scale and deliver balanced topline growth, the company recently announced a number of key changes. First, to accelerate digital transformation and bring the business closer to consumers, the company has created the role of Chief Digital Officer. This role will unify digital, data and operational excellence, with a clear mandate to enhance speed, effectiveness and efficiency at every level – from consumers to customers to the company itself. Second, the company has appointed two seasoned operators across a set of key geographies to steward broader growth. Additionally, the company will establish innovation hubs and commercial centers of excellence in key markets across all operating segments. These collective actions aim to better position the business to recruit new consumers, lead with marketing and innovation and steer a future-ready system.

Operating Review – Three Months Ended December 31, 2025
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions and Divestitures	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	4	1	(2)	(1)	2	5	1
Europe, Middle East & Africa	9	(3)	2	(3)	4	6	2
Latin America	4	6	(7)	0	3	10	2
North America	1	4	0	0	4	5	1
Asia Pacific	4	(3)	(8)	0	(7)	0	0
Bottling Investments	(2)	1	0	(2)	(2)	(1)	(6)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	(32)	(38)	(8)	13
Europe, Middle East & Africa	(9)	(3)	(4)	(2)
Latin America	0	2	(15)	13
North America	(65)	(80)	0	15
Asia Pacific	(36)	(29)	(4)	(3)
Bottling Investments	(4)	1	(3)	(2)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	4	(2)	(5)	11

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.

Operating Review – Year Ended December 31, 2025
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions and Divestitures	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	1	4	(2)	(1)	2	5	0
Europe, Middle East & Africa	4	2	0	(1)	5	6	3
Latin America	(1)	11	(12)	0	(2)	10	0
North America	(1)	5	0	0	4	4	(1)
Asia Pacific	1	4	(3)	(1)	1	5	0
Bottling Investments	0	2	(2)	(7)	(8)	1	(8)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	38	31	(7)	13
Europe, Middle East & Africa	1	(2)	(4)	7
Latin America	(1)	0	(18)	17
North America	11	1	0	10
Asia Pacific	(5)	(6)	(4)	5
Bottling Investments	(14)	0	(2)	(12)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	23	19	(5)	9

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 1% for the quarter, led by growth in Brazil, the United States and Japan. For the full year, unit case volume was even, as growth in Central Asia, North Africa and Brazil was offset by declines in Mexico, the United States and Thailand.
Unit case volume performance included the following:
◦Sparkling soft drinks were even for both the quarter and the full year. For the quarter, growth in Europe, Middle East and Africa (“EMEA”) was offset by a decline in Asia Pacific and, for the full year, growth in EMEA was offset by declines in Asia Pacific and Latin America. Trademark Coca-Cola grew 1% for the quarter and was even for the full year. For the quarter, growth was driven by all geographic operating segments and, for the full year, growth in EMEA and Asia Pacific was offset by declines in Latin America and North America. Coca-Cola Zero Sugar grew 13% for the quarter and 14% for the full year, both driven by growth across all geographic operating segments. Diet Coke/Coca-Cola Light grew 2% for the quarter and was even for the full year. For the quarter, growth was driven by North America and Asia Pacific and, for the full year, growth in North America and Asia Pacific was offset by declines in Latin America and EMEA. Sparkling flavors declined

1% for both the quarter and the full year, as growth in EMEA was more than offset by a decline in Asia Pacific.
◦Juice, value-added dairy and plant-based beverages declined 3% for both the quarter and the full year, as growth in Latin America was more than offset by declines in Asia Pacific and EMEA. During the quarter, growth in fairlife and Santa Clara was more than offset primarily by the sale of the company’s finished product operations in Nigeria.
◦Water, sports, coffee and tea grew 3% for the quarter and 2% for the full year. Water grew 4% for the quarter and 2% for the full year. For the quarter, water performance was driven by growth in Latin America, Asia Pacific and North America and, for the full year, growth in Asia Pacific, EMEA and Latin America. Sports drinks grew 5% for the quarter and 1% for the full year, both primarily driven by North America and EMEA. Coffee was even for both the quarter and the full year. For the quarter, growth in EMEA was offset by a decline in Asia Pacific and, for the full year, growth in Asia Pacific was offset by a decline in North America. Tea grew 5% during the quarter and 2% for the full year. For both the quarter and the full year, growth was driven by Latin America, Asia Pacific and EMEA.
•Price/mix grew 1% for the quarter and 4% for the full year. For the quarter, performance was driven by pricing actions in the marketplace, partially offset by unfavorable mix. Concentrate sales were 3 points ahead of unit case volume due to the timing of concentrate shipments and one additional day. For the full year, performance was primarily driven by pricing actions in the marketplace. Concentrate sales were 1 point ahead of unit case volume due to the timing of concentrate shipments.
•Operating income declined 32% for the quarter and grew 38% for the full year. For the quarter, operating income performance included items impacting comparability, including a non-cash impairment charge of $960 million related to the BODYARMOR trademark, as well as currency headwinds. For the full year, operating income performance included items impacting comparability and currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 13% for both the quarter and the full year with performance driven by organic revenue (non-GAAP) growth and effective cost management, partially offset by an increase in marketing expenses and higher input costs.

Europe, Middle East & Africa
•Unit case volume grew 2% for the quarter, primarily driven by growth in Trademark Coca-Cola and sparkling flavors.
•Price/mix declined 3% for the quarter, as pricing actions in the marketplace were more than offset by unfavorable mix. For the quarter, concentrate sales were 7 points ahead of unit case volume due to the timing of concentrate shipments and one additional day.
•Operating income declined 9% for the quarter, which included a currency headwind and items impacting comparability. Comparable currency neutral operating income (non-GAAP) declined 2% for the quarter, as organic revenue (non-GAAP) growth was more than offset by higher operating expenses.
•For the full year, the company gained value share in total NARTD beverages, led by share gains in Egypt and Nigeria.

Latin America
•Unit case volume grew 2% for the quarter, primarily driven by growth across all global beverage categories.
•Price/mix grew 6% for the quarter, driven by pricing actions in the marketplace and favorable mix. For the quarter, concentrate sales were 2 points ahead of unit case volume due to one additional day and the timing of concentrate shipments.

•Operating income was even for the quarter, which included items impacting comparability and a currency headwind. Comparable currency neutral operating income (non-GAAP) grew 13% for the quarter, primarily driven by organic revenue (non-GAAP) growth, partially offset by an increase in marketing expenses.
•For the full year, the company gained value share in total NARTD beverages, led by share gains in Argentina and Brazil.

North America
•Unit case volume grew 1% for the quarter, primarily driven by growth in water, sports, coffee and tea and Trademark Coca-Cola.
•Price/mix grew 4% for the quarter, primarily driven by pricing actions in the marketplace. For the quarter, concentrate sales were in line with unit case volume, as the benefit of one additional day was offset by the timing of concentrate shipments.
•Operating income declined 65% for the quarter, driven by items impacting comparability, including a non-cash impairment charge of $960 million related to the BODYARMOR trademark. Comparable currency neutral operating income (non-GAAP) grew 15% for the quarter, primarily driven by organic revenue (non-GAAP) growth, partially offset by an increase in marketing expenses.
•For the full year, the company gained value share in total NARTD beverages, led by share gains in juice, value-added dairy and plant-based beverages and water, sports, coffee and tea.

Asia Pacific
•Unit case volume was even for the quarter, as growth in water, sports, coffee and tea and Trademark Coca-Cola was offset by a decline in sparkling flavors.
•Price/mix declined 3% for the quarter, primarily driven by the timing of investments and unfavorable mix. For the quarter, concentrate sales were 4 points ahead of unit case volume due to the timing of concentrate shipments and one additional day.
•Operating income declined 36% for the quarter, which included items impacting comparability and a currency headwind. Comparable currency neutral operating income (non-GAAP) declined 3% for the quarter, primarily driven by higher input costs.
•For the full year, the company gained value share in total NARTD beverages, led by share gains in the Philippines and South Korea.

Bottling Investments
•Unit case volume declined 6% for the quarter, largely due to a decline in India and the impact of refranchising bottling operations.
•Price/mix grew 1% for the quarter, driven by pricing actions in the marketplace, partially offset by unfavorable mix.
•Operating income declined 4% for the quarter, which included a currency headwind and the impact of refranchising bottling operations. Comparable currency neutral operating income (non-GAAP) declined 2% for the quarter, primarily driven by a decline in organic revenue (non-GAAP), partially offset by a decrease in operating expenses.

Capital Allocation Update
•Reinvesting in the business: The company continued to invest in its various lines of business and spent $2.1 billion on capital expenditures in 2025, an increase of 2% versus the prior year.
•Continuing to grow the dividend: The company paid $8.8 billion in dividends during 2025. The company has increased its dividend in each of the last 63 years.
•M&A initiatives: In 2025, the company did not make any significant acquisitions. The company continues to evaluate inorganic growth opportunities through brands and capabilities. In 2025, with respect to divestitures, the company made progress towards refranchising company-owned bottling operations and advancing its asset-light agenda.
•Share repurchases: In 2025, the company issued $0.3 billion of shares in connection with the exercise of stock options by employees and purchased $0.7 billion of shares. Consequently, net share repurchases (non-GAAP) were $0.4 billion. The company’s remaining share repurchase authorization is approximately $5.2 billion.

Outlook
The 2026 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2026 projected organic revenues (non-GAAP) to full year 2026 projected reported net revenues, full year 2026 projected comparable net revenues (non-GAAP) to full year 2026 projected reported net revenues, full year 2026 projected underlying effective tax rate (non-GAAP) to full year 2026 projected reported effective tax rate, full year 2026 projected comparable currency neutral EPS excluding acquisitions and divestitures (non-GAAP) to full year 2026 projected reported EPS, or full year 2026 projected comparable EPS (non-GAAP) to full year 2026 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions and divestitures throughout 2026; the exact timing and exact amount of items impacting comparability throughout 2026; and the exact impact of fluctuations in foreign currency exchange rates throughout 2026. The unavailable information could have a significant impact on the company’s full year 2026 reported financial results.
Full Year 2026
The company expects to deliver organic revenue (non-GAAP) growth of 4% to 5%.
For comparable net revenues (non-GAAP), the company expects an approximate 1% currency tailwind based on the current rates and including the impact of hedged positions. In addition, the company expects an approximate 4% headwind from acquisitions and divestitures. This assumes the pending sale of Coca-Cola Beverages Africa ("CCBA") closes during the second half of 2026, subject to regulatory approvals.
The company’s underlying effective tax rate (non-GAAP) is estimated to be 20.9%.This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
The company expects to deliver comparable currency neutral EPS excluding acquisitions and divestitures (non-GAAP) growth of 5% to 6% and comparable EPS (non-GAAP) growth of 7% to 8% versus $3.00 in 2025.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 3% currency tailwind based on the current rates and including the impact of hedged positions. In addition, the company expects an approximate 1% headwind from acquisitions and divestitures. This assumes the pending sale of CCBA closes during the second half of 2026, subject to regulatory approvals.
The company expects to generate free cash flow (non-GAAP) of approximately $12.2 billion. This consists of cash flow from operations of approximately $14.4 billion, less capital expenditures of approximately $2.2 billion.
First Quarter 2026 Considerations
Comparable net revenues (non-GAAP) are expected to include a 2% currency tailwind based on the current rates and including the impact of hedged positions, in addition to a 1% headwind from acquisitions and divestitures.

Comparable EPS (non-GAAP) percentage growth is expected to include a 2% currency tailwind based on the current rates and including the impact of hedged positions.
The first quarter has six additional days compared to the first quarter of 2025.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales in the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products, which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents), sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments after considering the impact of acquisitions and divestitures, if any. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2025 financial results were impacted by two fewer days as compared to first quarter 2024, and fourth quarter 2025 financial results were impacted by one additional day as compared to fourth quarter 2024. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full year 2025 operating results today, Feb. 10, 2026, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	December 31, 2025	December 31, 2024	% Change
Net Operating Revenues	$11,822	$11,544	2
Cost of goods sold	4,723	4,613	2
Gross Profit	7,099	6,931	2
Selling, general and administrative expenses	4,199	4,046	4
Other operating charges	1,059	176	502
Operating Income	1,841	2,709	(32)
Interest income	233	204	15
Interest expense	431	431	0
Equity income (loss) — net	475	338	40
Other income (loss) — net	844	(14)	—
Income Before Income Taxes	2,962	2,806	6
Income taxes	646	593	9
Consolidated Net Income	2,316	2,213	5
Less: Net income (loss) attributable to noncontrolling interests	45	18	156
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,271	$2,195	3
Basic Net Income Per Share[1]	$0.53	$0.51	4
Diluted Net Income Per Share[1]	$0.53	$0.51	4
Average Shares Outstanding	4,302	4,306	0
Effect of dilutive securities	11	11	(8)
Average Shares Outstanding Assuming Dilution	4,313	4,317	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Year Ended
	December 31, 2025	December 31, 2024	% Change
Net Operating Revenues	$47,941	$47,061	2
Cost of goods sold	18,397	18,324	0
Gross Profit	29,544	28,737	3
Selling, general and administrative expenses	14,521	14,582	0
Other operating charges	1,261	4,163	(70)
Operating Income	13,762	9,992	38
Interest income	786	988	(20)
Interest expense	1,654	1,656	0
Equity income (loss) — net	2,031	1,770	15
Other income (loss) — net	1,073	1,992	(46)
Income Before Income Taxes	15,998	13,086	22
Income taxes	2,861	2,437	17
Consolidated Net Income	13,137	10,649	23
Less: Net income (loss) attributable to noncontrolling interests	30	18	69
Net Income Attributable to Shareowners of The Coca-Cola Company	$13,107	$10,631	23
Basic Net Income Per Share[1]	$3.05	$2.47	23
Diluted Net Income Per Share[1]	$3.04	$2.46	23
Average Shares Outstanding	4,303	4,309	0
Effect of dilutive securities	10	11	(9)
Average Shares Outstanding Assuming Dilution	4,313	4,320	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$10,270	$10,828
Short-term investments	3,602	2,020
Total Cash, Cash Equivalents and Short-Term Investments	13,872	12,848
Marketable securities	1,934	1,723
Trade accounts receivable, less allowances of $495 and $506, respectively	3,038	3,569
Inventories	4,425	4,728
Prepaid expenses and other current assets	2,433	2,998
Assets held for sale	5,342	131
Total Current Assets	31,044	25,997
Equity method investments	20,235	18,087
Deferred income tax assets	1,206	1,319
Property, plant and equipment — net	9,613	10,303
Trademarks with indefinite lives	12,531	13,301
Goodwill	15,491	18,139
Other noncurrent assets	14,696	13,403
Total Assets	$104,816	$100,549
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$14,813	$21,712
Loans and notes payable	1,551	1,499
Current maturities of long-term debt	1,822	648
Accrued income taxes	525	1,387
Liabilities held for sale	2,570	3
Total Current Liabilities	21,281	25,249
Long-term debt	42,119	42,375
Other noncurrent liabilities	4,735	4,084
Deferred income tax liabilities	2,406	2,469
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	20,581	19,801
Reinvested earnings	80,382	76,054
Accumulated other comprehensive income (loss)	(14,131)	(16,843)
Treasury stock, at cost — 2,738 and 2,738 shares, respectively	(56,423)	(55,916)
Equity Attributable to Shareowners of The Coca-Cola Company	32,169	24,856
Equity attributable to noncontrolling interests	2,106	1,516
Total Equity	34,275	26,372
Total Liabilities and Equity	$104,816	$100,549

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31, 2025	December 31, 2024
Operating Activities
Consolidated net income	$13,137	$10,649
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,050	1,075
Stock-based compensation expense	279	286
Deferred income taxes	517	(11)
Equity (income) loss — net of dividends	(1,038)	(802)
Foreign currency adjustments	191	(110)
Significant (gains) losses — net	(713)	(1,737)
Other operating charges	1,052	4,000
Other items	141	(311)
Net change in operating assets and liabilities	(7,208)	(6,234)
Net Cash Provided by (Used in) Operating Activities	7,408	6,805
Investing Activities
Purchases of investments	(6,160)	(5,640)
Proceeds from disposals of investments	4,665	6,589
Acquisitions of businesses, equity method investments and nonmarketable securities	(461)	(315)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	3,567	3,485
Purchases of property, plant and equipment	(2,112)	(2,064)
Proceeds from disposals of property, plant and equipment	13	40
Collateral (paid) received associated with hedging activities — net	330	235
Other investing activities	91	194
Net Cash Provided by (Used in) Investing Activities	(67)	2,524
Financing Activities
Issuances of loans, notes payable and long-term debt	4,980	12,061
Payments of loans, notes payable and long-term debt	(4,967)	(9,533)
Issuances of stock	313	747
Purchases of stock for treasury	(746)	(1,795)
Dividends	(8,779)	(8,359)
Proceeds from sale of a noncontrolling interest	1,338	—
Other financing activities	(279)	(31)
Net Cash Provided by (Used in) Financing Activities	(8,140)	(6,910)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	321	(623)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	(478)	1,796
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	11,488	9,692
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	11,010	11,488
Less: Restricted cash and restricted cash equivalents at end of year	740	660
Cash and Cash Equivalents at End of Year	$10,270	$10,828

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)
	December 31, 2025	December 31, 2024	% Fav. / (Unfav.)	December 31, 2025	December 31, 2024	% Fav. / (Unfav.)
EMEA	$2,684	$2,571	4	$811	$895	(9)
Latin America	1,697	1,647	3	984	989	0
North America	4,943	4,731	4	427	1,227	(65)
Asia Pacific	1,139	1,229	(7)	250	391	(36)
Bottling Investments	1,515	1,551	(2)	191	199	(4)
Corporate	45	23	94	(822)	(992)	17
Eliminations	(201)	(208)	3	—	—	—
Consolidated	$11,822	$11,544	2	$1,841	$2,709	(32)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2025, intersegment revenues were $158 million for EMEA, $2 million for Latin America, $38 million for Asia Pacific and $3 million for Bottling Investments. During the three months ended December 31, 2024, intersegment revenues were $156 million for EMEA, $2 million for North America, $48 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)
	December 31, 2025	December 31, 2024	% Fav. / (Unfav.)	December 31, 2025	December 31, 2024	% Fav. / (Unfav.)
EMEA	$11,513	$10,958	5	$4,298	$4,255	1
Latin America	6,334	6,471	(2)	3,742	3,792	(1)
North America	19,586	18,869	4	5,070	4,556	11
Asia Pacific	5,638	5,594	1	2,042	2,156	(5)
Bottling Investments	5,735	6,223	(8)	426	496	(14)
Corporate	144	110	30	(1,816)	(5,263)	66
Eliminations	(1,009)	(1,164)	13	—	—	—
Consolidated	$47,941	$47,061	2	$13,762	$9,992	38
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2025, intersegment revenues were $680 million for EMEA, $3 million for Latin America, $7 million for North America, $310 million for Asia Pacific and $9 million for Bottling Investments. During the year ended December 31, 2024, intersegment revenues were $680 million for EMEA, $9 million for North America, $467 million for Asia Pacific and $8 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “comparable currency neutral EPS excluding acquisitions and divestitures,” “underlying effective tax rate,” “free cash flow,” “free cash flow excluding the fairlife contingent consideration payment” and “net share repurchases” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities) to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Acquisitions and divestitures” generally refers to acquisitions and divestitures of brands or businesses, some of which the company considers to be structural changes. The impact of acquisitions and divestitures is the difference between the change in the relevant metric and the change in what that metric would have been if we removed the amount associated with an acquisition or a divestiture from either the current year or the prior year, as applicable. We generally refer to acquisitions and divestitures of bottling operations as “structural changes,” which are a component of acquisitions and divestitures and also include the impact of intercompany transactions between our operating segments, as applicable. Typically, structural changes do not impact the company’s unit case volume on a consolidated basis or at the geographic operating segment level. In January, February and December 2024 as well as May 2025, the company refranchised our bottling operations in certain territories in India, and in February 2024, the company refranchised our bottling operations in Bangladesh and the Philippines. The impact of each of these refranchisings has been included as a structural change in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the three months and year ended December 31, 2025, as applicable. Additionally, in October 2025, the company sold our finished product operations in Nigeria. The impact of this sale has been included as a divestiture in our analysis of net revenues on a consolidated basis as well as for the EMEA operating segment for the three months and year ended December 31, 2025.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
adjusted for the impact of acquisitions and divestitures, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions and divestitures.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions and divestitures, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS,” “comparable currency neutral EPS” and “comparable currency neutral EPS excluding acquisitions and divestitures” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has been adjusted for the impact of fluctuations in foreign currency exchange rates, and comparable currency neutral EPS excluding acquisitions and divestitures (non-GAAP) has been adjusted for the impact of fluctuations in foreign currency exchange rates and the impact of acquisitions and divestitures, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP), comparable currency neutral EPS (non-GAAP) and comparable currency neutral EPS excluding acquisitions and divestitures (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•"Net share repurchases” is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock and, as applicable, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. “Free cash flow excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment and excludes the fairlife contingent consideration payment that was made in March 2025. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the three months and year ended December 31, 2025, the company recorded a charge of $960 million related to the impairment of our BODYARMOR trademark, which was primarily driven by revised projections of future operating results, including a slowing of the projected long-term growth rate for the category, an intensifying competitive environment, and more focused innovation and international rollout plans. Additionally, the company recorded charges of $13 million and $44 million, respectively, related to the impairment of a trademark in Latin America, which was primarily driven by revised projections of future operating results and changes in macroeconomic conditions. The company also recorded a charge of $41 million related to the impairment of a trademark and property, plant and equipment in Asia Pacific, which was primarily driven by revised projections of future operating results.
During the year ended December 31, 2025, the company recorded an other-than-temporary impairment charge of $40 million related to an equity method investee in Latin America, which was primarily driven by revised projections of future operating results. Additionally, the company recorded an other-than-temporary impairment charge of $25 million in Latin America, primarily driven by the restructuring of a joint venture.
During the three months and year ended December 31, 2024, the company recorded charges of $39 million and $126 million, respectively, related to the impairment of a trademark in Latin America, which was primarily driven by revised projections of future operating results and changes in macroeconomic conditions.
During the year ended December 31, 2024, the company recorded a charge of $760 million related to the impairment of our BODYARMOR trademark, which was primarily driven by revised projections of future operating results and higher discount rates resulting from changes in macroeconomic conditions since the acquisition date. Additionally, the company recorded an other-than-temporary impairment charge of $34 million related to an equity method investee in Latin America.
Equity Investees
During the year ended December 31, 2025, the company recorded a net charge of $21 million. During the three months and year ended December 31, 2024, the company recorded net charges of $47 million and $92 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2025, the company recorded a gain of $1,952 million related to the sale of our ownership interest in Coca-Cola Consolidated, Inc. (“Coke Consolidated”), an equity method investee, to Coke Consolidated and a gain of $31 million related to the substantial liquidation of a joint venture in China. The company also recorded a charge of $1,274 million related to our bottling operations in Africa that became held for sale, primarily due to the negative net foreign currency translation adjustments that will be reclassified to income upon sale. Additionally, the company incurred charges of $5 million and $12 million, respectively, of transactions costs related to our divestiture activities.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
During the year ended December 31, 2025, the company recorded a gain of $331 million related to the sale of a portion of our ownership interest in Coca-Cola Europacific Partners plc, an equity method investee. The company also recognized a gain of $102 million related to the refranchising of our bottling operations in certain territories in India. Additionally, the company recorded a charge of $393 million related to the sale of our finished product operations in Nigeria and a charge of $36 million related to the refranchising of certain bottling operations in Ghana. The company also recorded a charge of $47 million related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. In March 2025, the company made the remaining milestone payment for fairlife.
During the three months and year ended December 31, 2024, the company recorded charges of $88 million and $3,109 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife.
During the three months and year ended December 31, 2024, the company recorded gains of $13 million and $303 million, respectively, related to the refranchising of our bottling operations in certain territories in India.
During the year ended December 31, 2024, the company recorded a gain of $595 million related to the refranchising of our bottling operations in the Philippines. Additionally, the company recorded a gain of $506 million related to the sale of our ownership interest in an equity method investee in Thailand and a gain of $338 million related to the sale of a portion of our ownership interest in Coke Consolidated to Coke Consolidated. The company also recorded transactions costs related to our divestiture activities of $9 million.
During the year ended December 31, 2024, the company recorded a gain of $6 million related to the sale of our ownership interest in one of our equity method investees in Latin America and recorded a loss of $7 million related to post-closing adjustments for the refranchising of our bottling operations in Vietnam in 2023.
Restructuring
During the three months and year ended December 31, 2025, the company recorded charges of $34 million and $97 million, respectively. During the three months and year ended December 31, 2024, the company recorded charges of $31 million and $133 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2025, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $19 million and $36 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2024, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $162 million and $138 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized, unless individually significant. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2025, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $85 million and $268 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2024, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $58 million and a decrease of $206 million, respectively, to our non-GAAP income before income taxes.
Other
During the three months and year ended December 31, 2025, the company recorded charges of $4 million and $15 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition in 2021. The company also recorded net charges of $2 million and $10 million, respectively, related to tax litigation expense.
During the year ended December 31, 2025, the company recorded a charge of $35 million related to an indemnification agreement entered into as a part of the refranchising of certain bottling operations. Additionally, the company recorded a net charge of $2 million related to restructuring our manufacturing operations in the United States and a charge of $36 million related to non-U.S. pension curtailment and special termination benefits.
During the three months and year ended December 31, 2024, the company recorded net charges of $2 million and $19 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded charges of $4 million and $15 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition.
During the three months ended December 31, 2024, the company recorded a net charge of $1 million due to tax litigation expense and during the year ended December 31, 2024, the company recorded a net benefit of $2 million related to a revision of management’s estimates for tax litigation expense.
During the three months and year ended December 31, 2024, the company recorded a charge of $13 million related to an indemnification agreement entered into as a part of the refranchising of certain bottling operations.
Certain Tax Matters
During the three months and year ended December 31, 2025, the company recorded net income tax benefits of $279 million and $851 million, respectively, primarily associated with tax benefits related to completed and pending divestitures; net changes to our unrecognized tax benefits, including interest and penalties; return to provision adjustments; and various other discrete tax items. Additionally, the company recorded $2 million and $27 million, respectively, of excess tax benefits associated with the company's stock-based compensation arrangements.
During the three months and year ended December 31, 2024, the company recorded $1 million and $62 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax expense of $17 million and $50 million, respectively, primarily associated with return to provision adjustments. The company also recorded net income tax expense of $39 million and a net income tax benefit of $2 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. Additionally, the company recorded net income tax expense of $19 million and $103 million, respectively, related to the resolution of certain foreign tax matters and recorded expense of $2 million and $24 million, respectively, for other costs directly related to those matters.
During the three months and year ended December 31, 2024, the company also recorded net income tax expense of $15 million related to U.S. regulations issued during the year.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2025
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,822	$4,723	$7,099	60.0%	$4,199	$1,059	$1,841	15.6%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(1,014)	1,014
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(5)	5
Restructuring	—	—	—		—	(34)	34
Other Items	(5)	7	(12)		—	(6)	(6)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,817	$4,730	$7,087	60.0%	$4,199	$—	$2,888	24.4%

	Three Months Ended December 31, 2024
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,544	$4,613	$6,931	60.0%	$4,046	$176	$2,709	23.5%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(39)	39
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(88)	88
Restructuring	—	—	—		—	(31)	31
Other Items	(140)	13	(153)		—	(18)	(135)
Certain Tax Matters	—	—	—		(2)	—	2
Comparable (Non-GAAP)	$11,404	$4,626	$6,778	59.4%	$4,044	$—	$2,734	24.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	2	2	2		4	502	(32)
% Currency Impact	(2)	2	(4)		2	—	(13)
% Change — Currency Neutral (Non-GAAP)	4	0	6		2	—	(19)

% Change — Comparable (Non-GAAP)	4	2	5		4	—	6
% Comparable Currency Impact (Non-GAAP)	0	2	(2)		2	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	4	0	7		2	—	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2025
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$431	$475	$844	$2,962	$646	21.8%	$2,271	$0.53
Items Impacting Comparability:
Asset Impairments	—	—	—	1,014	235		779	0.18
Equity Investees	—	—	—	—	1		(1)	—
Transaction Gains/Losses	—	—	(709)	(704)	(503)		(201)	(0.05)
Restructuring	—	—	—	34	8		26	0.01
Other Items	7	—	(85)	(98)	(21)		(77)	(0.02)
Certain Tax Matters	—	—	—	—	281		(281)	(0.07)
Comparable (Non-GAAP)	$438	$475	$50	$3,208	$647	20.2% [2]	$2,516	$0.58

	Three Months Ended December 31, 2024
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$431	$338	$(14)	$2,806	$593	21.1%	$2,195	$0.51
Items Impacting Comparability:
Asset Impairments	—	—	—	39	10		29	0.01
Equity Investees	—	47	—	47	—		47	0.01
Transaction Gains/Losses	—	—	(13)	75	19		56	0.01
Restructuring	—	—	—	31	7		24	0.01
Other Items	7	—	58	(84)	(23)		(61)	(0.01)
Certain Tax Matters	—	—	—	2	(89)		91	0.02
Comparable (Non-GAAP)	$438	$385	$31	$2,916	$517	17.7%	$2,381	$0.55

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	0	40	—	6	9		3	4
% Change — Comparable (Non-GAAP)	0	23	60	10	25		6	6
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2025
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$47,941	$18,397	$29,544	61.6%	$14,521	$1,261	$13,762	28.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(1,045)	1,045
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(59)	59
Restructuring	—	—	—		—	(97)	97
Other Items	121	131	(10)		—	(60)	50
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$48,062	$18,528	$29,534	61.5%	$14,521	$—	$15,013	31.2%

	Year Ended December 31, 2024
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$47,061	$18,324	$28,737	61.1%	$14,582	$4,163	$9,992	21.2%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(886)	886
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(3,118)	3,118
Restructuring	—	—	—		—	(133)	133
Other Items	(164)	(70)	(94)		—	(26)	(68)
Certain Tax Matters	—	—	—		(24)	—	24
Comparable (Non-GAAP)	$46,897	$18,254	$28,643	61.1%	$14,558	$—	$14,085	30.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	2	0	3		0	(70)	38
% Currency Impact	(2)	1	(4)		0	—	(12)
% Change — Currency Neutral (Non-GAAP)	4	0	7		0	—	50

% Change — Comparable (Non-GAAP)	2	1	3		0	—	7
% Comparable Currency Impact (Non-GAAP)	(2)	1	(3)		0	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	4	1	6		0	—	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2025
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,654	$2,031	$1,073	$15,998	$2,861	17.9%	$13,107	$3.04
Items Impacting Comparability:
Asset Impairments	—	—	65	1,110	243		867	0.20
Equity Investees	—	21	—	21	3		18	—
Transaction Gains/Losses	—	—	(713)	(654)	(595)		(66)	(0.02)
Restructuring	—	—	—	97	24		73	0.02
Other Items	25	—	(231)	(206)	(43)		(163)	(0.04)
Certain Tax Matters	—	—	—	—	878		(878)	(0.20)
Comparable (Non-GAAP)	$1,679	$2,052	$194	$16,366	$3,371	20.6% [2]	$12,958	$3.00

	Year Ended December 31, 2024
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,656	$1,770	$1,992	$13,086	$2,437	18.6%	$10,631	$2.46
Items Impacting Comparability:
Asset Impairments	—	—	34	920	222		698	0.16
Equity Investees	—	92	—	92	2		90	0.02
Transaction Gains/Losses	—	—	(1,741)	1,377	332		1,045	0.24
Restructuring	—	—	—	133	33		100	0.02
Other Items	25	—	(206)	(299)	(70)		(229)	(0.05)
Certain Tax Matters	—	—	—	24	(104)		128	0.03
Comparable (Non-GAAP)	$1,681	$1,862	$79	$15,333	$2,852	18.6%	$12,463	$2.88

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	0	15	(46)	22	17		23	23
% Change — Comparable (Non-GAAP)	0	10	145	7	18		4	4
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended December 31, 2025
% Change — Reported (GAAP)	4
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	12

% Impact of Items Impacting Comparability (Non-GAAP)	(2)
% Change — Comparable (Non-GAAP)	6
% Comparable Currency Impact (Non-GAAP)	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	11

Year Ended December 31, 2025
% Change — Reported (GAAP)	23
% Currency Impact	(8)
% Change — Currency Neutral (Non-GAAP)	32

% Impact of Items Impacting Comparability (Non-GAAP)	19
% Change — Comparable (Non-GAAP)	4
% Comparable Currency Impact (Non-GAAP)	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	9
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2025
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,684	$1,697	$4,943	$1,139	$1,515	$45	$(201)	$11,822
Items Impacting Comparability:
Other Items	1	(17)	3	8	—	—	—	(5)
Comparable (Non-GAAP)	$2,685	$1,680	$4,946	$1,147	$1,515	$45	$(201)	$11,817

	Three Months Ended December 31, 2024
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,571	$1,647	$4,731	$1,229	$1,551	$23	$(208)	$11,544
Items Impacting Comparability:
Other Items	(30)	(26)	(14)	(70)	—	—	—	(140)
Comparable (Non-GAAP)	$2,541	$1,621	$4,717	$1,159	$1,551	$23	$(208)	$11,404

	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	4	3	4	(7)	(2)	94	3	2
% Currency Impact	2	(7)	0	(8)	0	2	—	(2)
% Change — Currency Neutral (Non-GAAP)	3	10	5	0	(2)	92	—	4
% Acquisitions, Divestitures and Structural Changes	(3)	0	0	0	(2)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	6	10	5	0	(1)	92	—	5

% Change — Comparable (Non-GAAP)	6	4	5	(1)	(2)	94	—	4
% Comparable Currency Impact (Non-GAAP)	3	(7)	0	(1)	0	2	—	0
% Change — Comparable Currency Neutral (Non-GAAP)	3	10	5	0	(2)	92	—	4
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2025
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$11,513	$6,334	$19,586	$5,638	$5,735	$144	$(1,009)	$47,941
Items Impacting Comparability:
Other Items	35	45	13	28	—	—	—	121
Comparable (Non-GAAP)	$11,548	$6,379	$19,599	$5,666	$5,735	$144	$(1,009)	$48,062

	Year Ended December 31, 2024
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$10,958	$6,471	$18,869	$5,594	$6,223	$110	$(1,164)	$47,061
Items Impacting Comparability:
Other Items	(46)	(46)	(14)	(58)	—	—	—	(164)
Comparable (Non-GAAP)	$10,912	$6,425	$18,855	$5,536	$6,223	$110	$(1,164)	$46,897

	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	5	(2)	4	1	(8)	30	13	2
% Currency Impact	0	(12)	0	(3)	(2)	0	—	(2)
% Change — Currency Neutral (Non-GAAP)	5	10	4	3	(5)	30	—	4
% Acquisitions, Divestitures and Structural Changes	(1)	0	0	(1)	(7)	0	—	(1)
% Change — Organic Revenues (Non-GAAP)	6	10	4	5	1	30	—	5

% Change — Comparable (Non-GAAP)	6	(1)	4	2	(8)	30	—	2
% Comparable Currency Impact (Non-GAAP)	1	(11)	0	(1)	(2)	0	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	5	10	4	4	(5)	30	—	4
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2025
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$811	$984	$427	$250	$191	$(822)	$1,841
Items Impacting Comparability:
Asset Impairments	—	13	960	41	—	—	1,014
Transaction Gains/Losses	—	—	—	—	—	5	5
Restructuring	—	—	—	—	—	34	34
Other Items	1	(17)	(5)	8	1	6	(6)
Certain Tax Matters	—	—	—	—	—	—	—
Comparable (Non-GAAP)	$812	$980	$1,382	$299	$192	$(777)	$2,888

	Three Months Ended December 31, 2024
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$895	$989	$1,227	$391	$199	$(992)	$2,709
Items Impacting Comparability:
Asset Impairments	—	39	—	—	—	—	39
Transaction Gains/Losses	—	—	—	—	—	88	88
Restructuring	—	—	—	—	—	31	31
Other Items	(34)	(26)	(27)	(70)	3	19	(135)
Certain Tax Matters	2	—	—	—	—	—	2
Comparable (Non-GAAP)	$863	$1,002	$1,200	$321	$202	$(854)	$2,734

	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(9)	0	(65)	(36)	(4)	17	(32)
% Currency Impact	(7)	(16)	(2)	(22)	(3)	(1)	(13)
% Change — Currency Neutral (Non-GAAP)	(2)	15	(64)	(15)	(1)	18	(19)

% Impact of Items Impacting Comparability (Non-GAAP)	(3)	2	(80)	(29)	1	8	(38)
% Change — Comparable (Non-GAAP)	(6)	(2)	15	(7)	(5)	9	6
% Comparable Currency Impact (Non-GAAP)	(4)	(15)	0	(4)	(3)	(1)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	(2)	13	15	(3)	(2)	10	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2025
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$4,298	$3,742	$5,070	$2,042	$426	$(1,816)	$13,762
Items Impacting Comparability:
Asset Impairments	—	44	960	41	—	—	1,045
Transaction Gains/Losses	—	—	—	—	—	59	59
Restructuring	—	—	—	—	—	97	97
Other Items	37	45	(120)	28	—	60	50
Certain Tax Matters	—	—	—	—	—	—	—
Comparable (Non-GAAP)	$4,335	$3,831	$5,910	$2,111	$426	$(1,600)	$15,013

	Year Ended December 31, 2024
	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$4,255	$3,792	$4,556	$2,156	$496	$(5,263)	$9,992
Items Impacting Comparability:
Asset Impairments	—	126	760	—	—	—	886
Transaction Gains/Losses	—	—	—	—	—	3,118	3,118
Restructuring	—	—	—	—	—	133	133
Other Items	(48)	(46)	56	(58)	1	27	(68)
Certain Tax Matters	3	—	—	—	—	21	24
Comparable (Non-GAAP)	$4,210	$3,872	$5,372	$2,098	$497	$(1,964)	$14,085

	EMEA	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	1	(1)	11	(5)	(14)	66	38
% Currency Impact	(5)	(21)	(1)	(8)	(2)	0	(12)
% Change — Currency Neutral (Non-GAAP)	6	19	12	2	(12)	65	50

% Impact of Items Impacting Comparability (Non-GAAP)	(2)	0	1	(6)	0	47	31
% Change — Comparable (Non-GAAP)	3	(1)	10	1	(14)	19	7
% Comparable Currency Impact (Non-GAAP)	(4)	(18)	0	(4)	(2)	1	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	7	17	10	5	(12)	18	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	15.57%	23.47%	(790)
Items Impacting Comparability (Non-GAAP)	(8.87)%	(0.49)%
Comparable Operating Margin (Non-GAAP)	24.44%	23.96%	48
Comparable Currency Impact (Non-GAAP)	(1.71)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	26.15%	23.96%	219
Impact of Acquisitions and Divestitures on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.00%	(0.12)%
Underlying Operating Margin (Non-GAAP)	26.15%	24.08%	207

	Year Ended December 31, 2025	Year Ended December 31, 2024	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	28.71%	21.23%	748
Items Impacting Comparability (Non-GAAP)	(2.53)%	(8.80)%
Comparable Operating Margin (Non-GAAP)	31.24%	30.03%	121
Comparable Currency Impact (Non-GAAP)	(1.38)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	32.62%	30.03%	259
Impact of Acquisitions and Divestitures on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.01%	(0.06)%
Underlying Operating Margin (Non-GAAP)	32.61%	30.09%	252

Free Cash Flow (In millions):
Year Ended December 31, 2025
Net Cash Provided by (Used in) Operating Activities (GAAP)	$7,408
Purchases of Property, Plant and Equipment (GAAP)	(2,112)
Free Cash Flow (Non-GAAP)	5,296
Plus: fairlife Contingent Consideration Payment	6,069
Free Cash Flow Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	$11,365

Net Share Repurchases (In millions):
Year Ended December 31, 2025
Issuances of Stock (GAAP)	$313
Purchases of Stock for Treasury (GAAP)	(746)
Net Share Repurchases (Non-GAAP)	$(433)

Projected 2026 Free Cash Flow (In billions):
Year Ending December 31, 2026
Projected GAAP Net Cash Provided by Operating Activities	$14.4
Projected GAAP Purchases of Property, Plant and Equipment	(2.2)
Projected Free Cash Flow (Non-GAAP)	$12.2

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Fuze Tea, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “opportunity,” “ahead,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of geopolitical conflicts; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain specialized or top talent with perspectives, experiences and backgrounds that reflect the broad range of consumers and markets we serve around the world; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability to realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of processing and of certain ingredients, such as non-nutritive sweeteners, color additives and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; evolving sustainability regulatory requirements and expectations; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequently filed Quarterly Reports on Form 10-Q, which are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.